Exhibit 10.7
TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT dated as of the 6th day of May, 2006,

BETWEEN:

INEX PHARMACEUTICALS CORPORATION, a company amalgamated under the laws of British Columbia company and having an office at #200 - 8900 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J 5J8

(“INEX”)

AND:

HANA BIOSCIENCES, INC., a company incorporated under the laws of Delaware and having an office at 400 Oyster Point Boulevard, Suite 215, South San Francisco, CA 94080, U.S.A.

(“Hana”)

WHEREAS:

(A) Under a Letter of Intent dated March 15, 2006, INEX, its direct and indirect subsidiaries IE Oncology Company Limited and Inex Pharmaceuticals, Inc. (“IPI”), and Hana agreed in principle to a transaction (the “Transaction”) involving the licensing, sublicensing, and assignment, as the case may be, by INEX, IE oncology and IPI of all rights they hold to technologies for the sphingosomal formulation of certain chemotherapeutic agents;

(B) Subsequent to the Letter of Intent, all such rights held by IE Oncology and IPI were transferred to Inex; and

(C) This Agreement confirms the manner in which the Transaction will be completed as well as other rights and obligations of the parties;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein the parties covenant and agree as follows:

ARTICLE 1
DEFINITIONS, INTERPRETATION AND EXHIBITS

1.1 Definitions: In addition to the terms defined elsewhere in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms will have the meanings ascribed to them:

(a) “Agreement” means this Agreement including the exhibits attached hereto as the same may be supplemented or amended from time to time;

(b) “Asset Purchase Agreement” means an asset purchase agreement under which certain assets of INEX related to the manufacture and development of the Products are sold to Hana by INEX;

(c) “Bankruptcy Proceeding” means the proceedings between INEX and Stark Trading and Shepherd Investments International, Ltd.;

(d) “BCA” means the Business Corporations Act, S.B.C. 2002, c.57, as amended;

(e) “Business Day” in any particular place means a day which is neither a Saturday or Sunday, nor a statutory holiday at that place;

(f) “Clinical Trial Agreements” means those agreements identified as “Clinical Trial Agreements” in Exhibit A hereto;

(g) “Closing” will have the meaning set forth in §5.1;

(h) “Closing Date” will have the meaning set forth in §2.3(b);

(i) “Closing Documents” will the meaning set forth in §5.1(a);

(j) “Competitive Product” means any liposomal medicinal product which incorporates the Products encapsulated in a liposome not proprietary to INEX for use in the Hana Field;

(k) “Confidentiality Agreements” means those agreements identified as “Confidentiality Agreements” in Exhibit A hereto;

(l) “Definitive Agreements” has the meaning set out in §2.1(a);

(m) “Deposits” will have the meaning set forth in §2.2(b);

(n) “DHSM Patents” means the patents issuing from those dihydrosphingomyelin patent applications set forth in Exhibit E hereto;

(o) “Elan Assignment and Novation Agreement” means an assignment and novation agreement under which Elan Pharmaceuticals Inc. and certain of its affiliates agree to the assignment by INEX to Hana of the Amended and Restated License Agreement dated April 3, 2003 among INEX, IE and Elan Pharmaceuticals Inc.;

(p) “Escrow Agent” means LMLS Services Inc.;

(q) “INEX Cash” means the US $200,000 deposited by INEX with the Escrow Agent;

(r) “Interim Development Plan” means an interim plan for obtaining and maintaining Regulatory Approvals for each Product in the Territory, together with a corresponding budget accounting for the anticipated development costs to be expended or incurred by Hana in conducting such activities; until such time as the terms of the final Development Plan is complete;

(s) “Institution” means the university, research hospital or clinic which is a party to a Clinical Trial Agreement;

(t) “Investigator” means the Person charged with responsibility for overseeing or acting as primary contact under a Clinical Trial Agreement;

(u) “License Agreement” means that license agreement dated May 6, 2006 under which INEX licenses to Hana certain patents and technology related to the Products, and sublicenses to Hana the BCCA Patents and the MD Anderson License and patents referenced therein;

(v) “Operations Agreements” means those research and development, material transfer, collaborative research and supply and manufacturing agreements identified as “Operations Agreements” in Exhibit A hereto;

(w) “Payment” will have the meaning set forth in §2.2;

(x) “Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, trustee, executor, administrator or other legal representative and the Crown or any other applicable government authority, agency or instrumentality thereof;

(y) “Registration Rights Agreement” means a registration rights agreement under which certain shares in the capital stock of Hana, which form part of the consideration due under the License Agreement, will be registered;

(z) “Restricted Business” means the business of Developing, Manufacturing or Commercializing any Product, as well as any future generation products for any formulations containing vincristine, vinorelbine or topotecan. A Person will be deemed engaged in the Restricted Business if such Person sells, transfers or assigns (including by license) any rights to such technology, patents, or improvements thereto (including any products incorporating or resulting from any of the foregoing), to a third party; provided however, that INEX will not be deemed to be engaged in the Restricted Business as result of practicing the rights reserved to INEX in the Definitive Agreements or as a result of the transaction with Hana contemplated by this Agreement.

(aa) “Service Agreement” means a service agreement dated May 6, 2006 for the provision of certain services by INEX, its affiliates and/or subcontractors to Hana related to the manufacture and development of the Products;

(bb) “Termination Agreement” means that certain termination agreement among Elan Corporation, PLC, Elan Pharma International Limited, Elan International Services, Ltd., Monksland Holdings, B.V., INEX, INEX International Holdings Ltd., IE Oncology and Elan Pharmaceuticals Inc. made as of April 3, 2003;

(cc) “Transaction” has the meaning set out in Recital (A);

(dd) “UBC” means the University of British Columbia; and

(ee) “UBC Sublicense Agreement” means a sublicense agreement between INEX and Hana for certain patents and technology relating to ionophore loading and sphingosome preparation, including methods and apparatus.

1.2 Meaning: Words and phrases that are not otherwise defined herein and are defined in the License Agreement or the BCA will have the same meaning herein as in the License Agreement of the BCA, as the case may be, unless the context otherwise requires; words and phrases that are not otherwise defined herein and are defined in any of the Other Definitive Agreements will have the same meaning herein as in such other applicable Definitive Agreement in which such word or phrase is defined.

1.3 Supremacy: Unless otherwise specified in this Agreement, in the event of a conflict between the terms of this Agreement and the License Agreement, the terms of the License Agreement will govern. In the event of a conflict between the terms of this Agreement and any of the other Definitive Agreements (except the License Agreement), the terms of this Agreement will govern.

1.4 Currency: All amounts of money referred to in this Agreement are expressed in lawful money of the United States of America unless otherwise specified.

1.5 Interpretation Not Affected by Headings: The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of the provisions of this Agreement. The terms “this Agreement”, “hereof’, “herein”, “hereunder” and similar expressions refer to this Agreement and the exhibits hereto as a whole and not to any particular article, section, subsection, paragraph or subparagraph hereof and include any agreement or instrument supplementary or ancillary hereto.

1.6 Number and Gender: In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing either gender include both genders and the neuter.

1.7 Date for any Action: If any date on which any action that is required to occur hereunder is not a Business Day in the place where the action is required to occur, the action will be required to occur on the next succeeding day which is a Business Day at that place.

1.8 Exhibits: All exhibits hereto are hereby incorporated into and form part of this Agreement.

ARTICLE 2
TRANSACTIONS

2.1 Transactions: Subject to the terms and conditions contained in this Agreement, the parties will effect the Transaction by:

(a) executing and delivering the Definitive Agreements:

(i) the License Agreement,

(ii) the Asset Purchase Agreement,

(iii) the Service Agreement,

(iv) the Registration Rights Agreement,

(v) the UBC Sublicense Agreement, and

(vi) the Elan Assignment and Novation Agreement,

(b) agreeing to the Interim Development Plan, and

(c) paying the consideration due INEX under §2.2.

2.2 Consideration Payable to INEX: In consideration for completing the Transaction, Hana will pay to INEX $11,500,000 (the “Payment”) made up as follows:

(a) the issue of 1,006,711 shares of Hana’s common stock;

(b) the initial deposit of $500,000 and 111,857 shares of Hana’s common stock made by Hana and held by the Escrow Agent (the “Deposits”); and

(c) $1,000,000 payable by way of wire transfer or other readily available funds on Closing;

the Payment to be allocated in the manner set out in the attached Exhibit B hereto.

2.3 When Agreements Effective: Each of the Definitive Agreements will be deemed to be effective on a temporary basis as of the date of execution thereof by all parties to each such Definitive Agreement. However, INEX and Hana agree that each Definitive Agreement will be delivered by one party to the other subject to the following conditions:

(a) the Transaction will not close and the Definitive Agreements will not be considered fully effective unless and until all Definitive Agreements have been executed by all parties thereto;

(b) the closing of the Transaction must take place on or before May 31, 2006 (the “Closing Date”); and

2.4 If all of the Definitive Agreements are not executed and delivered by all parties thereto and the Transaction does not close by the Closing Date, the Definitive Agreements will be deemed to have been terminated with retroactive effect, and all of the rights and obligations of each of the parties thereunder will revert to those rights and obligations which each party had prior to the date of signing each such Definitive Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Each Party: Each party hereby represents and warrants to the other party that:

(a) it is a corporation duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation, and has full capacity and authority to enter into this Agreement and the Definitive Agreements and to perform its covenants and obligations under those agreements,

(b) it has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the Definitive Agreements,

(c) neither the execution and delivery of this Agreement nor, when executed a Definitive Agreement, or the performance of any covenant or obligation under this Agreement or a Definitive Agreement, will constitute a material default under, or be a material contravention or breach of, any:

(i) provision of its constating documents or any other governing corporate documents,

(ii) judgment, decree, order, law, statute, rule or regulation applicable to it, or

(iii) agreement or instrument to which it is a party or by which it is bound, and

(d) no dissolution, winding up, bankruptcy, liquidation or similar proceedings have been commenced in respect of it other than the Bankruptcy Proceeding.

3.2 Representations and Warranties of Hana: Hana represents and warrants to the other parties that:

(a) the authorized capital stock of Hana consists of 100,000,000 shares of common stock, of which 22,689,920 shares are issued and outstanding as of May 4, 2006 (without giving effect to the shares of Hana common stock included in the Payment), and 10,000,000 shares of preferred stock, par value $0.001 per share, none of which is issued and outstanding. All of such issued and outstanding shares of Common Stock have been validly issued and are outstanding as fully paid and non-assessable; and

(b) Hana has filed all reports, schedules, forms, statements and other documents required to be filed by it under the U.S. Exchange Act, including pursuant to Section 13(a) of the U.S. Exchange Act, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and the documents incorporated by reference therein, being collectively referred to as the “SEC Reports”). As at the time of filing, the SEC Reports complied in all material respects with the requirements of their respective forms and, except to the extent updated or superseded by any subsequently filed report, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statements of a material fact nor omitted to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading;

(c) Hana meets the registrant eligibility requirements for the use of SEC Form S-3 for the registration of secondary offerings of securities under the U.S. Securities Act as of the date of this Agreement and will meet such eligibility requirements as of the Closing Date.

3.3 Representations and Warranties of INEX: INEX represents and warrants to Hana that:

(a) INEX is an “accredited investor”, as such term is defined in Rule 501 of Regulation D promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in that as of the date of this Agreement INEX has total assets of at least $5,000,000 and it was not formed for the specific purpose of acquiring the shares of Hana common stock included in the Payment.

(b) INEX is acquiring the shares of Hana common stock included in the Payment for its own account, for investment intent and not with a view toward distribution. INEX understands that, should it later desire to resell such shares, it will do so only pursuant to an effective registration statement under the Securities Act or pursuant to a valid exemption from the registration requirements of such Securities Act, which exemption will be confirmed by the opinion of counsel reasonably satisfactory to Hana.

(c) INEX acknowledges that it has reviewed, or has had the opportunity to review, copies of Hana’s (1) Annual Report on Form 10-K for the year ended December 31, 2005, (2) Definitive Proxy Statement on Schedule 14A relating to its Annual Meeting of Stockholders to be held May 9, 2006, and (3) Current Reports on Form 8-K filed since January 1, 2006, all as filed with the SEC.

(d) INEX has had an opportunity to ask questions of and receive answers from officers or other representatives of Hana concerning the terms and conditions of the issuance of the shares of Hana common stock included in the Payment or Hana’s business or financial condition, and INEX has received all additional information concerning Hana to the extent such information was requested by INEX or its agents.

(e) INEX acknowledges that the certificate(s) representing the shares of Hana common stock included in the Payment will contain a legend, substantially in the form as follows:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) and are “restricted securities” as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.”

ARTICLE 4
PRE-CLOSING COVENANTS

4.1 Commitment to Effect: Subject to termination of this Agreement, the parties will each use all reasonable efforts and do all things reasonably required to complete the execution of all of the Definitive Agreements by the parties thereto and to otherwise cause the Transaction to occur.

4.2 Covenants: Each party will do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments, as may reasonably be required to facilitate the carrying out of the intent and purpose of this Agreement.

4.3 Interim Development Plan: INEX and Hana will use reasonable commercial efforts to complete the Interim Development Plan on or before the Closing.

4.4 Work under Service Agreement: Hana acknowledges and agrees that the Service Agreement will be effective April 3, 2006 and that prior to the Closing, work has been undertaken (and after the Closing work will continue to be undertaken) by INEX, its affiliates or subcontractors, pursuant to the terms of the Service Agreement. Hana further acknowledges and agrees that Hana will compensate INEX for all services performed by INEX from the Effective Date of the Service Agreement, regardless of when the Closing occurs.

ARTICLE 5
CLOSING

5.1 Closing: The closing of the Transaction (the “Closing”) will take place on the Closing Date in the following manner:

(a) each of the fully executed Definitive Agreements, once executed, together with any other documents contemplated thereby or which the parties thereto may reasonably request be delivered at Closing (together with the Definitive Agreements, the “Closing Documents”), will be jointly held in escrow by Lang Michener LLP (“Lang”) and Maslon Edelman Borman & Brand LLP (“Maslon”) until such time as all Definitive Agreements have been fully executed by all parties thereto and INEX and Hana:

(i) have each delivered to the other a written confirmation that all Closing Documents have been completed and the Closing may proceed;

(ii) have delivered a joint direction to each of Lang and Maslon to release the Closing Documents from escrow; and

(iii) have delivered a joint direction to the Escrow Agent, as escrow agent of the Deposits and the INEX Cash, to release to INEX the Deposits, together with the INEX Cash, to Lang on behalf of INEX.

(b) upon receipt of the joint direction from INEX and Hana, each of Lang and Maslon will:

(i) deliver their opinions as contemplated by §5.2(e);

(ii) confirm that the Escrow Agent will release the Deposits and the INEX Cash to Lang;

(iii) release the Closing Documents; and

(iv) confirm that the Closing of the Transaction is complete, upon receipt of the Deposits and the INEX Cash by Lang.

5.2 Closing Conditions: The respective obligations of the parties to complete the Transactions will be subject to the satisfaction or waiver of the following conditions:

(a) INEX and Hana each will have obtained, or, to the reasonable satisfaction of the other, obviated the need to obtain, all consents, approvals or waivers from governmental bodies or agencies, regulatory authorities and third parties, including without limitation, INEX’s licensors, reasonably necessary for the execution and delivery of the Definitive Agreements;

(b) the respective boards of directors of INEX and Hana will have approved the Transaction;

(c) there will have been no material legal or governmental proceedings seeking to restrain, enjoin or otherwise prohibit, nor will any court or governmental authority of competent jurisdiction have issued any order restraining, enjoining or otherwise prohibiting the consummation of the Transaction;

(d) each of INEX and Hana will have made such investigation of materials related to the financial, business and legal condition and prospects of the other as may be reasonably necessary to become and remain familiar with the business operations and financial condition of each such party; and

(e) each of Lang and Maslon will have delivered their opinions dealing with the matters set forth in Exhibit C hereto;

(f) each of the parties will have with reasonable diligence, done all such things and provided all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party will provide such further documents or instruments required by the other parties as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing; and

(g) this Agreement will not have been terminated pursuant to §9.1.

Except for the conditions set out in §§5.2(b), (c) and (f), which may not be waived, any of the other conditions in §5.2 may be waived by the party otherwise entitled to performance of such conditions at its discretion, and in writing.

5.3 Survival of Representations, Warranties and Covenants: All of the provisions of this Agreement which by their nature survive the Closing or termination of this Agreement (including without limitation, the provisions of Article 7 and Article 6) will survive indefinitely.

ARTICLE 6
POST-CLOSING COVENANTS

6.1 Reasonable Commercial Efforts: After the Closing, each of the parties will fully cooperate with the others and exert reasonable commercial efforts in order to complete the assignment of the agreements set forth in Exhibit A hereto to Hana. Until such time as the agreements are assigned to Hana, INEX agrees that it will hold such agreements in trust for the benefit of Hana, and perform all obligations pursuant to such agreements, provided that Hana promptly reimburses INEX for all costs associated with doing so.

6.2 Access to Lab Books: INEX agrees to grant access, during INEX’s normal business hours, to Hana or Hana’s employees, contractors or agents, as the case may be, in order to review from time to time the laboratory note books (the “Lab Books”) related to the manufacture and development of the Products and currently maintained by INEX, provided that Hana gives INEX at least five (5) Business Days prior written notice of its wish to review the Lab Books. Hana acknowledges and agrees that the Lab Books contain information that is unrelated to the Products (the “INEX Information”) and is confidential and proprietary to INEX. As such, Hana acknowledges and agrees that it is prohibited from disclosing the INEX Information, and that it is governed by the provisions of Article 10 of the License Agreement, which apply to the INEX Information mutatis mutandis.

6.3 Right of First Refusal on Future Products: If after the Closing, INEX acquires, develops or obtains a license (provided that such license allows for a sublicense of rights as contemplated hereby, INEX having used commercially reasonable efforts to negotiate such allowance) for any products encapsulating one or more of the Products in a liposome other than a liposome that includes sphingomyelin and cholesterol, and where the sphingomyelin comprises less than 20% dihydrosphingomyelin, then INEX will, at the request of Hana, license such products to Hana on terms which are substantially similar to the terms set out for each such Product in the License Agreement.

6.4 Payment of Royalties: Hana acknowledges and agrees that upon Hana taking a direct license from UBC and upon the assignment or sub-license of the patents or agreements (as the case may be) set forth in Exhibit D hereto, Hana will be solely responsible for any payment obligations to any third parties thereunder while continuing to be responsible for all payment obligations to INEX as set forth in the License Agreement and the UBC Sublicense Agreement.

6.5 Completion of Development Plan: INEX and Hana will agree upon the terms of and execute the Development Plan within 30 days of Closing.

6.6 Assumption of Indebtedness to Elan: Hana acknowledges and agrees with INEX that the Definitive Agreements amount to a Commercialization Agreement (as defined in the Termination Agreement), and therefore upon receipt of a Regulatory Approval (as defined in the Termination Agreement) of Sphingosomal Vincristine, Hana will pay to Elan International Services, Ltd. on behalf of INEX and its subsidiary INEX International Holdings Ltd. the sum of $2,500,000 in accordance with §6.4.1(3) of the Termination Agreement. Hana further acknowledges and agrees that Hana will be responsible for, indemnify, hold harmless and defend the INEX Indemnitees from and against any and all Damages suffered or incurred by any INEX Indemnitee arising out of, related to, resulting from or in connection with Hana’s failure to make payment to Elan International Services, Ltd. as contemplated by this §6.6.

6.7 BCCA Patents: After the Closing, with respect to the BCCA Patents:

(a) INEX will make commercially reasonable efforts to obtain the consent of Aradigm Corporation (“Aradigm”) to the assignment of the BCCA Patents to Hana on or before the 6 month anniversary of the Closing;

(b) Subject to Aradigm’s consent to the assignment of the BCCA Patents, INEX and Hana will each make commercially reasonable efforts to execute an assignment and license agreement which will cover:

(i) the assignment by INEX to Hana of the BCCA Patents; and

(ii) the license back by Hana to INEX, of the BCCA Patents for use by INEX in all fields other than the Hana Field, provided that such license back is an irrevocable, exclusive, world-wide, royalty-bearing (to MD Anderson but not to Hana) license, with a right of INEX right to sublicense, the BCCA Patents (and any related technology) outside the Hana Field; and

(c) Hana will not be relieved of any milestone, royalty or sublicensing payments which Hana would otherwise have made to INEX in respect of the BCCA Patents had the assignment of BCCA Patents to Hana not taken place.

6.8 Sarris and Thomas Patents: After the Closing, with respect to the MD Anderson License and the patents referred to therein:

(a) INEX will make commercially reasonable efforts to obtain the consent of MD Anderson to the assignment of the MD Anderson License to Hana on or before the 6 month anniversary of the Closing;

(b) Subject to MD Anderson’s consent to the assignment of the MD Anderson License and the Sarris and Thomas patents referred to therein, INEX and Hana will each make commercially reasonable efforts to execute a license agreement which will cover the license by Hana to INEX of the Sarris and Thomas patents, provided that such license is an irrevocable, exclusive, world-wide, royalty-bearing (to the British Columbia Cancer Agency, but not to Hana) license, with the right of INEX to sublicense the Sarris and Thomas patents (and any related technology) and any improvements thereto outside the Hana Field; and

(c) Hana will not be relieved of any milestone, royalty or sublicensing payments which Hana would otherwise have made to INEX in respect of Hana’s use of the Sarris and Thomas patents had the assignment not taken place.

6.9 UBC Technology: After the Closing, with respect to UBC:

(a) INEX will make commercially reasonable efforts to assist Hana in obtaining a direct license from UBC of the same patents and technology as those licensed pursuant to the UBC Sublicense Agreement (the “UBC Technology”) for use by Hana within the Hana Field.

(b) As long as INEX or Tekmira Pharmaceuticals Corporation (“Tekmira”) continues to hold a license to the UBC Technology, Hana’s financial obligations to INEX (or Tekmira, as the case may be) in respect of the UBC Technology will survive, notwithstanding the fact that Hana may have a direct license from UBC for the UBC Technology, and royalties will continue to be payable to INEX (or Tekmira, as the case may be) as well as to UBC.

6.10 DHSM Patents: After Closing, with respect to the DHSM Patents:

(a) Hana will reimburse INEX for 10% of all costs and expenses incurred by INEX or its Affiliate after Closing in connection with prosecution and maintenance of the applications for the DHSM Patents;

(b) Hana will have the right (the “Option”) (upon 45 days’ prior written notice to INEX) to obtain a license to the Intellectual Property Rights in and to the DHSM Patents by Hana solely in connection with Hana’s (or Hana’s Affiliates’ or Sublicensees’) manufacture, use, sale, offering for sale or importing of the Products or any of them throughout the Territory;

(c) Upon exercise of the Option, Hana will reimburse INEX (or INEX’s Affiliate, as the case may be) for 40% of all costs and expenses incurred by INEX in connection with the prosecution of the applications for the DHSM Patents (and after issuance of each of the DHSM Patents, for the maintenance for each such DHSM Patent) to the date of the exercise of the Option; and

(d) After exercise of the Option, Hana and INEX will each use commercially reasonable efforts to negotiate a license agreement covering Hana’s license of the Intellectual Property Rights in and to the DHSM Patents by Hana solely in connection with Hana’s (or Hana’s Affiliates’ or Sublicensees’) manufacture, use, sale, offering for sale or importing of a liposome that includes sphingomyelin (where the sphingomyelin comprises more than 20% dihydrosphingomyelin) and cholesterol, together with an encapsulated form of vincristine, vinorelbine or topotecan, on terms substantially similar to those set forth in the License Agreement, save and except that it shall be a term of such license agreement that Hana will reimburse INEX (or INEX’s Affiliate, as the case may be) for 50% of all future costs and expenses incurred by INEX in connection with the prosecution of the applications for the DHSM Patents (and after issuance of each of the DHSM Patents, for the maintenance of each such DHSM Patent).

6.11 Continuing Obligations: Notwithstanding any other provision of any of the Definitive Agreements (including without limitation, the Elan Assignment and Novation Agreement), INEX agrees that should any obligations of INEX or IE Ocology arise to UBC or NeXstar Pharmaceuticals, Inc. under Amended and Restated License Agreement among Elan Pharmaceuticals, Inc, INEX and IE Oncology dated April 3, 2003, wherein INEX and IE Oncology agreed to assume responsibility for royalty, milestone and other payments, if any, arising under (a)  that certain agreement between The Liposome Company and NeXstar Pharmaceuticals, Inc. dated March 24, 1993; and (b) that certain UBC Research Project Agreement (as amended) dated May 8, 1984 between UBC and The Liposome Company, and assigned to Elan Pharmaceuticals Inc. on December 28, 2001, INEX will be responsible for any such obligations. Further, INEX acknowledges that any such obligations will continue notwithstanding the assignment of such Amended and Restated License Agreement by INEX to Hana, and INEX will be responsible for, indemnify, hold harmless and defend the Hana Indemnitees from and against any and all Damages suffered or incurred by any Hana Indemnitee arising out of, related to, resulting from or in connection with INEX’s failure to carry out any such obligations.

6.12 Confidentiality Agreements: INEX will hold the Confidentiality Agreements in trust for the benefit of Hana, and Hana will have the right (at its sole cost and expense) to commence any action at law or in equity against any Third Party which is alleged to have breached the provisions of any Confidentiality Agreement. INEX will cooperate with Hana in any action taken by Hana against any Third Party arising from or related to the provisions of a Confidentiality Agreement, provided that Hana reimburses INEX for any of its expenses associated therewith.

6.13 Clinical Trial Agreements: INEX and Hana hereby acknowledge and agree that:

(a) INEX will make commercially reasonable efforts to assign and Hana will make commercially reasonable efforts to take the assignment of each of the Clinical Trial Agreements, provided that each such assignment will take place after completion of the clinical trial(s) contemplated by each such Clinical Trial Agreement;

(b) As of the Closing, Hana will assume all financial obligations of INEX and its affiliates, if any, under each such Clinical Trial Agreement (including without limitation, all costs and expenses incurred by INEX and its affiliates related to operating the trails, travel expenses, salary and benefits costs of employees working on such trials, data management, statistical analysis and reporting);

(c) For any patient enrolled in a Product-related trial operated pursuant to a Clinical Trial Agreement prior to Closing, INEX will be liable for any Damages suffered by any such patient which arise from a claim that is made by such patient prior to the 30th day after such patient receives his or her last dose of a Product pursuant to the Clinical Trial Agreement;

(d) For any patient enrolled in a Product-related trial operated pursuant to a Clinical Trial Agreement after Closing, Hana will be liable for any Damages suffered by any such patient, and will be responsible for, indemnify, hold harmless and defend the INEX Indemnities from and against any and all Damages suffered or incurred by any INEX Indemnitee arising out of, related to, resulting from or in connection with the Clinical Trial Agreement pursuant to which such patient was treated, including without limitation, INEX’s or Hana’s conduct of a clinical trial pursuant to such Clinical Trial Agreement;

(e) As of the Closing, Hana will assume all liabilities to Institutions or Investigators pursuant to each Clinical Trial Agreement provided that such liabilities relate to or are associated with any claim made by any patient enrolled in a Product-related trial operated pursuant to such Clinical Trial Agreement against an Institution or Investigator, and will be responsible for, indemnify, hold harmless and defend the INEX Indemnities from and against any and all Damages suffered or incurred by any INEX Indemnitee arising out of, related to, resulting from or in connection with the Clinical Trial Agreement pursuant to which such patient was treated, including without limitation, INEX’s or Hana’s conduct of a clinical trial pursuant to such Clinical Trial Agreement; and

(f) INEX and Hana will jointly prepare, approve, execute and send a notice to each Institution and Investigator for the purpose of informing each such Institution and Investigator of Hana’s and INEX’s allocation of liability and indemnifications set out in this §6.13.

6.14 Operating Agreements: INEX and Hana acknowledge and agree that each will use commercially reasonable efforts to ensure that the Operating Agreements are assigned by INEX to Hana as soon as is practicable after Closing.

6.15 Complete List: INEX and Hana acknowledge and agree that the agreements set forth in Exhibit A hereto are not exhaustive, and that INEX will provide a comprehensive list of agreements to be included as Exhibit A hereto within 45 days of Closing, and upon delivery, such list will become Exhibit A to this Agreement.

ARTICLE 7
NON-COMPETITION

7.1 Launch of Competitive Product: Hana hereby agrees that in the event Hana or its Affiliate(s), either alone or in partnership, in collaboration or in conjunction with any Person other than INEX or INEX’s Affiliate(s), whether as principal, agent, employee, director, officer, shareholder, licensor or in any capacity or manner whatsoever, whether directly or indirectly, Develops, Manufactures or Commercializes any Competitive Product during the Term in a particular country(ies) in the Territory, all licenses and sublicenses granted by INEX to Hana in respect of such Product in such country(ies) in the Territory will terminate and Hana’s rights thereunder will revert to INEX.

7.2 Cure by Hana: Notwithstanding the provisions of §7.1, if Hana or its Affiliate(s) acquires an entity or all or substantially all of the assets of an entity during the Term and such entity distributes or the assets of such entity includes a Competitive Product, Hana or its Affiliate will have 6 months in which to divest itself of such Competitive Product or to otherwise cease distribution of such Competitive Product, and upon such divestiture or cessation, Hana will not be in violation of §7.1.

7.3 Non-Competition: INEX hereby agrees that in the event INEX or its Affiliate(s) either alone or in partnership, in collaboration or in conjunction with any Person other than Hana or Hana’s Affiliate(s), whether as principal, agent, employee, director, officer, shareholder, licensor or in any capacity or manner whatsoever, whether directly or indirectly, engages in the Restricted Business, INEX shall grant to Hana, a permanent, fully paid up, exclusive, royalty-free license in respect of such Product in such country(ies) in the Territory where INEX or its Affiliate(s) has engaged in the Restricted Business. The term “engage” as used herein, includes, but will not be limited to, giving advice or technical or financial assistance, by loan, guarantees, stock transactions or in any other manner to any Person, firm, association, trust, venture or corporation doing or proposing to undertake such Restricted Business in the Territory.

7.4 Cure by INEX: Notwithstanding the provisions of §7.3, if INEX or its Affiliate(s) engages in a Restricted Business, INEX or its Affiliate(s), as the case may be, will have 6 months from the date of receipt of written notice from Hana requiring INEX or its Affiliate(s) as the case may be, to cease all activity(ies) involving such Restricted Business as set forth in such written notice (and provided that INEX or its Affiliate(s), as the case may be, will do all such reasonable things and provide all such reasonable assurances as may be required to ensure that the Intellectual Property Rights and Confidential Information of Hana is returned to Hana), in which case INEX (or its Affiliate(s), as the case may be) will not be in violation of §7.3.

7.5 Modification: In the event that any portion of this §7.5 is considered by a court of competent jurisdiction to be excessive in its duration, scope or in the area to which it applies, it will be considered modified and valid for such scope, duration and for such area as said court may determine reasonable under the circumstances. In recognition of the irreparable harm that a violation of this §7.5 would cause Hana, Hana will have the right to enforce this Agreement by specific remedies, which will include, among other things, temporary restraining orders and temporary and permanent injunctions. In the event of any such violation, INEX agrees to be liable for, jointly and severally, and pay the reasonable legal fees incurred by Hana in pursuing any of its rights with respect to such violation or violations in addition to the actual damages sustained by Hana as a result thereof. The duration of the Non-Compete Period will be extended beyond the time period set forth above for a period equal to the duration of any breach or default of either such covenant by INEX.

ARTICLE 8
ASSIGNMENT

8.1 Assignment: No party may assign its rights or obligations under this Agreement or the Definitive Agreements without the prior written consent of the other party, save and except that notwithstanding any other provisions of this Agreement or of any of the Definitive Agreements, INEX and Hana may assign this Agreement (or any of the Definitive Agreements except the Registration Rights Agreement) in whole or in part to a wholly-owned subsidiary, provided, however that in the event INEX assigns this Agreement in whole or in part to its subsidiary Tekmira Pharmaceuticals Corporation (“Tekmira”) and subsequent to such assignment, a controlling interest in the capital stock of Tekmira is sold by INEX, all of Tekmira’s rights and obligations under such assignment will automatically revert to INEX.

ARTICLE 9
TERMINATION

9.1 Termination: If the Transaction does not Close on May 31, 2006, either of Hana or INEX may terminate this Agreement upon delivery of written notice to the other.

9.2 Effect of Termination: Upon termination of this Agreement in accordance with §9.1, each of the parties will with reasonable diligence and at no cost to INEX except for those which INEX may directly incur in connection herewith, do all such things and provide all such reasonable assurances as may be required to ensure that the Intellectual Property Rights (as such term is defined in both the License Agreement and the UBC Sublicense Agreement) in the Products vest again with INEX as though none of the Definitive Agreements were ever executed or any performance by any party was taken thereunder, whether in whole or in part; provided however, that INEX will be entitled to receive and retain all payments and reimbursements made by Hana to INEX in respect of any and all services rendered in accordance with the Service Agreement.

ARTICLE 10
GENERAL

10.1 Notices: All notices which may or are required to be given pursuant to any provision of this Agreement will be given or made in writing and will be delivered or telecopied, addressed as follows:

(a) in the case of INEX:

INEX Pharmaceuticals Corporation
200 - 8900 Glenlyon Parkway
Burnaby, BC V5J 5J8

Attention:              Ian Mortimer, Vice President, Finance
and Chief Financial Officer
Facsimile:               (604) 419-3202

with a copy to:

Lang Michener LLP
1500 - 1055 West Georgia Street
Vancouver, B.C. V6E 4N7

Attention:              Leo Raffin
Facsimile:               (604) 685-7084

(b) in the case of Hana:

Hana Biosciences, Inc.
400 Oyster Point Boulevard
Suite 215
South San Francisco, CA
94080, U.S.A.

Attention:              Mark J. Ahn
President and Chief Executive Officer
Facsimile:               (650) 588-2787

with a copy to:

Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South 7th Street
Minneapolis, Minnesota
USA

Attention:              Christopher J. Melsha
Facsimile:               (612) 642-8343

10.2 Binding Effect: This Agreement will be binding upon and will enure to the benefit of the parties and their respective successors and permitted assigns.

10.3 Amendment: This Agreement may only to be amended by the written agreement of the parties hereto.

10.4 Waiver: No waiver or release of any provision of this Agreement, will be effective unless in writing and executed by the party granting such waiver or release.

10.5 Governing Law: This Agreement will be governed by and be construed in accordance with the laws of the State of Washington and the laws of the United States of America applicable therein.

10.6 Jurisdiction: The parties agree that the courts of the State of Washington will have exclusive jurisdiction to determine all disputes and claims arising between the parties.

10.7 Expenses: All expenses incurred by a party in connection with this Agreement, the Arrangement and the transactions contemplated hereby and thereby will be borne by the party that incurred the expense.

Signature Page Follows

10.8 Entire Agreement: This Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, understanding, negotiations and discussions, whether oral or written, of the parties.

10.9 Time of Essence: Time is of the essence of this Agreement.

10.10 Counterparts: This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

INEX PHARMACEUTICALS CORPORATION

Per: /s/ Timothy Ruane
        Authorized Signatory

HANA BIOSCIENCES, INC.

Per: /s/ Mark J. Ahn
        Authorized Signatory

Signature Page to Transaction Agreement